Exhibit 99.1

Rajiv Malik to retire as President of Viatris effective April 1, 2024

Pittsburgh – Oct. 20, 2023 – Viatris Inc. (NASDAQ: VTRS), a global healthcare company, announced today that its President, Rajiv Malik, will be retiring as an executive of the Company effective April 1, 2024.

Malik is a nearly 40-year pharmaceutical industry veteran who has been responsible for the day-to-day operations of Viatris since its inception, overseeing the Company’s commercial business units, the Commercial Development, Medical, Information Technology and Quality functions, as well as Research & Development and Operations. His strategic vision and leadership played a key role in successfully integrating Viatris’ legacy companies, Mylan and Upjohn, formerly a division of Pfizer Inc.

With a unique leadership profile that combines his scientific, operational and commercial expertise, as well as his strong financial acumen, Malik has been a powerful asset for the Company. Prior to Viatris, Malik served as president of Mylan, which he first joined in 2007 following the Company acquiring a controlling stake in Matrix Laboratories Limited, where he served as chief executive officer from 2005 to 2008.

Malik will continue to serve on the Viatris Board of Directors.

Robert J. Coury, Executive Chairman of Viatris, said, “There are not enough words to express how much Rajiv Malik as both a partner and a leader has meant to me, first at Mylan and now Viatris. He is the rarest of individuals who possesses a truly unique skillset. We could not have reached all of our successes to date without him. Most especially, I have appreciated the impact he has made on all of the employees of the Company and how much he deeply cares for them. With my impending transition from the Viatris board of directors in December, I am pleased that Rajiv has agreed to remain on the board to ensure the continuity of his experience and insight on the overall operations of the Company. On behalf of myself and my fellow members of the Board of Directors, I sincerely cannot thank him enough for his leadership and dedication over these past 16 years, and the Board looks forward to his continued service.”

Scott A. Smith, CEO of Viatris, said, “It has been a true privilege to get to know and to work alongside Rajiv during this past year. His knowledge of the industry and overall command and understanding of all aspects of our business are truly extraordinary. He has the deep respect of every member of the Viatris team, and I could not have asked for a better partner during my onboarding at the Company. I am also tremendously grateful that as we continue on our path to execute on Phase 2 of our strategic plan in 2024, his immense skillset and experience will remain accessible to me as I continue to build my leadership team for the future.”

Speaking about his retirement, Rajiv Malik said, “My time as President of Mylan and now Viatris has truly been nothing less than extraordinary as we worked to build a global healthcare powerhouse with unmatched scale and patient impact. This journey was led in large part by Robert J. Coury, who I want to personally thank for his constant mentoring, support and leadership. Robert’s incredible vision, passion and unwavering dedication consistently brings out the best in all of us.

Malik continued, “Most especially, I would like to thank the many leaders, team members and the thousands of employees both past and present at Mylan and Viatris whom I have had the honor to serve with. I am profoundly aware that I would be nothing without having had the benefit of their amazing talents and extraordinary dedication. They are and will always be the true heart and backbone of this organization. Whether through our achievement of multiple first product approvals, fighting to overcome barriers to patient access around the globe, or literally changing the world through our unprecedented HIV/AIDS commitment, I could not be prouder of all that we have accomplished together. With that said, I am pleased to remain available to Scott as he continues to build out his operational structure and also look forward to continuing to support the long-term success of the Company as a member of the board.”

About Viatris

Viatris Inc. (NASDAQ: VTRS) is a global healthcare company uniquely positioned to bridge the traditional divide between generics and brands, combining the best of both to more holistically address healthcare needs globally. With a mission to empower people worldwide to live healthier at every stage of life, we provide access at scale. In 2022 alone, we supplied high-quality medicines to approximately 1 billion patients around the world. With our exceptionally extensive and diverse portfolio of medicines, a one-of-a-kind global supply chain designed to reach more people when and where they need them, and the scientific expertise to address some of the world’s most enduring health challenges, access takes on deep meaning at Viatris. We have the ability to touch all of life’s moments, from birth to end of life, acute conditions to chronic diseases. We are headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on Twitter, LinkedIn, Instagram and YouTube.

Contacts:

MEDIA	INVESTORS
+1.724.514.1968	+1.412.707.2866
Communications@viatris.com	InvestorRelations@viatris.com

Jennifer Mauer	Bill Szablewski
Jennifer.Mauer@viatris.com	William.Szablewski@viatris.com

Matt Klein

Matthew.Klein@viatris.com

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